Exhibit 10.3

May 23, 2011

Kevin McArdle

19 Radmore Street

Worcester, MA 01602

Re:	Offer of Employment as Chief Financial Officer

Dear Kevin:

I am pleased to offer you employment in the position of Chief Financial Officer of Histogenics, Inc. (“the Company”), commencing on May 15, 2011. The purpose of this letter is to describe the general terms and conditions of your employment with the Company.

Duties and Responsibilities

Your duties and responsibilities shall include those normally associated with the position of Chief Financial Officer and such other duties and responsibilities as reasonably may be assigned to you from time to time by the President, Chief Executive Officer of the Company. Your employment with the Company will be on a full-time basis. You will be expected to devote full time and effort to the business of the Company.

Salary Compensation

Your annual salary will be $190,000 (“Base Salary”), less applicable tax withholdings, payable in installments in accordance with the Company’s regular payroll practices. Your compensation and benefits will terminate upon termination of your employment.

Bonus Compensation

You will be eligible for an annual bonus (“Bonus”) as determined by the Board of Directors, based upon the recommendation of the President & Chief Executive Officer, to be determined and paid within 90 days from the end of the Company’s fiscal year, in an amount up to 20% of your Base Salary. The Bonus, if any, shall be determined by the Board of Directors in its sole discretion based on your performance and the Company’s performance during the course of the preceding year and your success at achieving objectives and goals set for you individually and the Company’s success at achieving its objectives and goals. Such goals and objectives will be determined by the President and Chief Executive Officer.

Equity/Stock Options

Subject to your acceptance of this offer of employment, upon approval of the Board of Directors which is anticipated to occur at the time the Company closes its Series B financing, you will be issued stock options to purchase 179,097 shares of the common stock of the Company (the “Options). The exercise price of the Options will be equal to the fair market value of the Company’s Common stock on the date of grant, which will be determined upon completion of the Series B Preferred Stock financing. Assuming your continued employment by the Company, the Options will vest over four years, with 25% vesting on a ‘cliff’ basis one year after the date of grant and the remainder vesting in equal quarterly installments each year thereafter.

Vacation

You shall be eligible to take up to 15 days of paid vacation time per year, calculated from the anniversary date of the commencement of your employment and consistent with the Company’s vacation policy. Such vacation time is accrued during employment on a monthly basis. Consistent with the Company’s vacation policy, you may carryover 50% of accrued but unused vacation time into subsequent years, but no more than 20 days may be carried over into any year.

Expenses

The Company will reimburse you for all actual, necessary and reasonable expenses you incur in the course of the Company’s business, subject to the Company’s expense policy.

Benefits

You will be entitled to receive the fringe benefits generally available to the Company’s employees. The Company, of course, may amend, terminate or enhance the benefits provided to you and our other employees from time to time as it deems appropriate.

Internal Policies

During your employment with the Company, you will be required to follow all of the Company’s internal policies and to conduct your business activities at all times in accordance with the highest legal, ethical and professional standards.

Employment At Will

Your employment with the Company shall be at-will. As such, your employment is for no definite period of time, and you or the Company may terminate your employment relationship with or without notice at any time and for any or no reason or cause. This offer of employment should not be construed as a guarantee of employment for any specific duration, and the terms of your employment may be changed by the Company at any time.

Severance

In the event that your employment is terminated by either the Company or you for any reason, the Company shall pay to you all unpaid Base Salary and unused vacation earned through the date of termination of employment. You will also be reimbursed for any reasonable business expenses that you incurred prior to the termination of employment, as long as you properly account for the expenses and submit appropriate documentation to the Company pursuant to the “Expenses” section above. You will also be entitled to, and the Company shall pay you, any Bonus previously awarded to you by the Board of Directors but unpaid for any period of employment prior to the termination of employment.

In the event you voluntarily resign your employment or the Company terminates your employment for “Cause” (as defined herein), you shall not be entitled to any additional compensation, bonuses or severance (except for those payments and benefits set forth in the immediately preceding paragraph. If the Company terminates your employment without Cause, you shall be entitled to receive the following payments and benefits (the “Severance Benefits”): (i) continuation of the payment of your Base Salary for a period of twelve weeks in the first year of employment and twenty-four weeks in every year after the first year (the “Severance Period”), paid in monthly installments in accordance with the Company’s payroll practices and subject to applicable tax withholding; (ii) acceleration of vesting of your stock options as if your employment continued for a period of 8 weeks following such termination of; and (iii) reimbursement of the applicable premium for COBRA continuation coverage for the Severance Period. Notwithstanding any provision of this offer letter, the Severance Benefits are conditioned on your execution and delivery to the Company, and non-revocation, of a release of all claims against the Company in a form acceptable to the Company that becomes effective within 45 days following termination of your employment. The Severance Benefits will commence on the date on which the release becomes effective.]

For the purposes of this paragraph, “Cause” shall mean: (i) your indictment or conviction of any felony or of any crime involving dishonesty or moral turpitude, (ii) your breach of this offer letter or your Proprietary Information, Inventions and. Non-Solicitation Agreement, (iii) your refusal to abide by or comply with the legal directives of the Board of Directors or the President and Chief Executive Officer, (iv) your dishonesty, fraud, or misconduct with respect to the business or affairs of the Company, or any other conduct which may negatively impact the Company’s reputation, (v) your negligence or failure to perform your duties as determined in the sole discretion of the President and Chief Executive Officer, or (vi) your failure to comply in any material respect with any of the Company’s policies, including those regarding: (a) business ethics, (b) drug or alcohol use, (c) equal employment opportunity, or (d) sexual or other unlawful harassment.

No Conflicting Obligation/Conflicts of Interest

You hereby represent and warrant to the Company that you are not presently under and will not become subject to any obligation to any person or entity which is inconsistent or in conflict with your employment with the Company or which would prevent, limit or impair in any way your performance of your duties to the Company as described in this letter. Specifically you represent and warrant that you have not brought with you any confidential or proprietary information of any former employer, and you are not subject to any agreement or obligation with a former employer that would prohibit, impair or interfere with your employment by the Company.

Proprietary Information, Inventions and Non-Solicitation Agreement

As a condition to your employment by the Company, you are required to enter into the Company’s Proprietary Information, Inventions and Non-Solicitation Agreement (the “NDA”)

(attached as Exhibit A). Among other things, the NDA provides that the Company owns your work product and all developments made by you related to the Company’s business; that you shall hold all non-public information regarding the Company confidential; that you will use such confidential information solely in furtherance of the Company’s purposes; that for a period following your employment you will not solicit, hire, divert or take away any employee, contractor, customer or supplier of the Company.

Conditions of Employment

This offer is contingent upon your providing satisfactory documentation to the Company concerning your employment eligibility as required under the Immigration Reform and Control Act of 1986. This documentation must be received and accepted by the Company within three (3) business days of your date of hire.

Governing Law

This letter shall be governed, construed and enforced in accordance with the laws of Massachusetts, without regard to principles of choice or conflicts of law.

Arbitration

The parties hereto agree to arbitrate before a single neutral arbitrator, in accordance with the rules of the American Arbitration Association in Boston, Massachusetts, any disputes or claims that concern your employment, the termination of your employment, your recruitment to employment, or any term or condition of your employment or this offer letter. The Company and employee shall equally split the costs of the arbitration filing and hearing fees and the cost of the arbitrator, and any other expense or cost that is unique to arbitration or that you would not be required to bear if you were free to bring the dispute or claim in court. Each party shall bear its own attorney fees, unless otherwise determined by the arbitrator. Nothing in this offer letter shall be interpreted as restricting or prohibiting you from filing a charge or complaint with an administrative agency charged with investigating and/or prosecuting such charges or complaints under any applicable law or regulation. The arbitration shall take place in Boston, Massachusetts. The arbitrator shall issue a written award that sets forth the essential findings and conclusions on which the award is based. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The award shall be subject to correction, confirmation, or vacation, as provided by any applicable Massachusetts statutory or case law setting forth the standard of judicial review of arbitration awards. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this section, without breach of this arbitration provision. You and the Company understand and agree that the arbitration of disputes or claims that relate to this offer letter shall be instead of a hearing or trial before a court. You and the Company each understand that, except with respect to the enforcement of the NDA by the Company, the parties are expressly waiving any and all rights to a hearing or trial before a court, regarding any disputes and claims which they now have or which they may in the future have that relate to this offer letter. The only disputes or claims to which the obligations to arbitrate contained in this section shall not apply are to any dispute or claim for workers’ compensation benefits or unemployment insurance benefits, and the enforcement of the NDA by the Company.

Entire Understanding

This offer letter contains our entire understanding regarding the terms and conditions of your employment and supersedes any prior statements regarding your employment made to you at any time by any representative of the Company. No representative of the Company, except the President and Chief Executive Officer, has the authority to enter into any agreement contrary to the foregoing. If the foregoing offer is acceptable to you, please acknowledge your acceptance by signing below and returning one copy of this letter to me no later than May 25, 2011. If we do not hear from you by then, this offer will become null and void.

Very truly yours,

HISTOGENICS CORPORATION

By:	/s/ Patrick O’Donnell

Patrick O’Donnell,

President and Chief Executive Officer

ACCEPTED:

/s/ Kevin McArdle
Kevin McArdle

Date:	5-24-11

Exhibit A

CONFIDENTIAL INFORMATION AND

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This Confidential Information and Intellectual Property Assignment Agreement (hereafter referred to as “Agreement”) dated as of                                  by and between HISTOGENICS CORPORATION (hereinafter referred to as the “Company”), a Delaware Corporation having a place of business at 830 Winter Street, Waltham, MA 02451, and                              (hereinafter referred to as the “Employee”), a United States citizen/legal resident having a residence at                                              .

The Company has requested that the Employee execute this Agreement, and the Employee has agreed to execute this Agreement as part of the terms of Employee being hired, or continued employment of Employee, by the Company;

The Company possesses certain Confidential Information, as defined below in Section 1.5 of this Agreement, that is confidential and proprietary to the Company;

The Employee may receive or come into possession of Confidential Information from time to time to carry out the Employee’s duties under the direction of the Company;

In furtherance of the foregoing, and in consideration of employment of Employee by the Company, the Company and the Employee agree as follows:

1. DEFINITIONS

For the purposes of this Agreement, the following terms shall have the following meanings:

1.1 “Company” means HISTOGENICS CORPORATION, its present or future subsidiaries, affiliates and any entity owned or controlled by or under common control, including any businesses that may be acquired or established after the execution of this Agreement and employment with the Company, and any successor-in-interest thereto or assignee thereof.

1.2 “Business of the Company” includes any services or products (including both generic and specific products) used, made, sold, offered for sale, developed, commenced or planned to be sold by the Company at any time during the Employee’s employment or used, made, sold, offered for sale, developed, commenced or planned to be sold by the Company using Confidential Information, Intellectual Property or Work Product after termination of the Employee’s employment either by the Employee or the Company.

1.3 “Person” and “Persons” mean all individuals, partnerships, corporations, limited liability companies, firms, businesses, organizations and other entities.

1.4 “Field of Research” means the development of procedures and products related to ex corpus, in situ, in vitro or in vivo growth of cells or tissue for use in a mammalian body such as the human body, including, by way of example and without limitation, methods of cartilage, ligament and tendon culture, autologous cultured cell technology, the biology of chondrocyte implantation, the applicability of such technology in the treatment of new indications and disease states, the development and identification of new indications and usages for the Company’s products and procedures, and any and all other procedures and products associated or used with ex corpus, in situ, in vitro or in vivo growth of cells or tissue for use in a mammalian body.

1.5 “Confidential Information” means:

(a) All information, ideas, trade secrets and all other confidential and proprietary information of the Company, including without limitation any and all information relating in any manner whatsoever to the Field of Research or the Business of the Company, financial information of the Company, the terms and formats of the Company’s contracts and agreements, information pertaining to the Company’s methods of operation, processes, strategies and techniques, customer lists, customer information, and information relating to employees of the Company, including but not limited to employees’ identities, home and business telephone and pager numbers, and addresses;

(b) Provided that the information: (i) becomes known to Employee as a consequence of Employee’s employment with the Company, or was wrongfully obtained by Employee, regardless of whether the information became known to Employee during or after working hours, or whether the information came into the Company’s possession through the efforts of Employee or others; and (ii) is not readily available to the public; and

(c) The definition of “Confidential Information” is intended to have the broadest meaning as permitted by law and extends beyond the definition of “trade secrets” as set forth in the Uniform Trade Secrets Act.

1.6 “Employee” means the individual signing this Agreement who is either currently employed by the Company or becoming an employee of the Company concurrently with the execution of this Agreement.

1.7 “Intellectual Property” means any and all ideas, Inventions, know how, improvements, discoveries, techniques, processes, original works of authorship, trade secrets and other subject matter developed or made by the Employee (solely or jointly with others) that may be protected, at least in part, by one or more of a patent, trademark, copyright, trade secret, trade dress or other legal protection in the United States or in any foreign country.

1.8 “Inventions” means any and all discoveries, concepts, ideas, whether patentable or not patentable, including but not limited to processes, methods, formulae, software, techniques, algorithms, cells, tissues, organs, cell cultures, cell parts, organisms, natural or non-naturally occurring genetic materials such as DNA constructs, products, such as proteins, antibodies and the like, that are derived from or produced using natural or non-naturally occurring genetic materials, as well as improvements thereof or know-how related thereto, concerning any present or prospective activities of the Company with which the Employee becomes acquainted or gains knowledge of as a result of the Employee’s employment by the Company.

1.9 “Competing Organization” means any Person engaged in or about to become engaged in research on, development of, production, marketing, selling of, or offering for sale a Competing Product.

1.10 “Competing Product” means any product, process, good or service of any Person other than the Company, in existence or under development, which competes, directly or indirectly, with a product, process, good or service on or with which the Employee has worked for the Company or about which the Employee has Confidential Information.

1.11 “Work Product” means designs, drawings, software, photographs, plans, records, improvements, ideas and other subject matter relating thereto that is not considered by the Company to be Intellectual Property.

2. EMPLOYEE’S REPRESENTATIONS AND AGREEMENTS

2.1 Confidential Information and Goodwill: Solely as a result of employment with the Company, Employee will be given access to, become familiar with, and will acquire knowledge of the Company, its employees, operations, methods, sources of supply, financial information, the Field of Research, the Business of the Company and other Confidential Information of the Company. The Confidential Information has been and will continue to be developed through the Company’s investment of substantial time, effort and money. Employee recognizes that disclosure or use of Confidential Information for any purpose to any third party or Competing Organization would be greatly prejudicial and detrimental to the Company and would cause the Company to suffer immediate and irreparable injury. Employee further recognizes that Employee is in a position to unfairly convert or otherwise use the Company’s business and goodwill for use by Employee and a Competing Organization to produce, make, have made, sell, offer for sale, or import a Competing Product, and that such conversion or use would be greatly prejudicial to the Company, and would cause the Company to suffer immediate and irreparable injury.

2.2 Ownership of Employee Work Product: The Company and Employee agree:

(a) that the Company shall own in its entirety and have the entire right to use, made, have made, sell, offer for sale or import without the payment to the Employee of any royalty or amount or the provision of any consideration to Employee, other than continued employment of the Employee by the Company, all Work Product and all results of the performance by Employee of Employee’s duties and responsibilities as an employee of the Company. Employee specifically agrees that any Work Product made or conceived by Employee during the period of employment of Employee by the Company shall be delivered to and become the property of the Company; and

(b) that Employee is obligated to assign and will assign all right, title and interest in and to the Work Product to the Company, without the payment of any royalty or amount or the provision of any consideration to the Employee other than continued employment by the Company.

2.3 Employee Intellectual Property: Employee agrees that with respect to Intellectual Property made or conceived by the Employee, whether or not during the hour of Employee’s engagement or with the use of assistance of any Company facility, material, or personnel, either solely or jointly with others during Employee’s employment with the Company or within one year after termination of such employment, without payment, royalty or any other consideration to the Employee other than Employee’s wages or salary, therefore:

(a) The Employee shall inform the Company promptly and fully of all such Intellectual Property by written reports, setting forth in detail the procedures, steps, materials and the like employed and the results achieved. The Employee shall submit an invention disclosure report promptly after completion of any studies or research projects undertaken on the Company’s behalf, or funded at least in part by the Company, whether or not in the Employee’s opinion or view a given project has resulted in any Invention;

(b) The Employee hereby transfers, assigns and agrees to assign to the Company, without any royalty, payment or consideration other than Employee’s wages or salary which shall be considered full and adequate consideration, his or her entire right, title and interest in and to all Intellectual Property and to applications for United States and foreign patent applications and patents granted thereon and to any trademarks, trade dress or copyrightable material related thereto;

(c) The Employee agrees for himself or herself and his or her heirs, representatives, successors in interest, and assigns, upon request of the Company, at all times to perform such acts, such as providing testimony in support of the Employee’s inventorship and to execute and deliver promptly to the Company such papers, instruments and documents, without expense to him or her, as from time to time may be necessary or useful in the Company’s opinion to apply for, secure, maintain, enforce, reissue, extend or defend the Company’s worldwide rights in any Intellectual Property so as to secure to the Company the full benefits of the Intellectual Property and otherwise to carry into full force and effect the text and the assignment described above;

(d) The Employee warrants and represents to the Company that he or she is not subject to any agreement, government contract, government grant or university policy inconsistent with this Agreement. The Employee agrees not to conduct any research or other work subject to this Agreement other than at the Company’s facilities and further agrees not to use any such research facilities, materials or personnel of any university or other Person not rented, leased or otherwise hired by the Company in connection with such work; and

(e) The Employee acknowledges that any copyrightable work created by Employee during the period of Employee’s employment relationship with the Company shall be considered a work made for hire, and rights therein shall be the exclusive property of the Company as author and owner of the copyright in and to such work.

2.4 Shop Rights: Notwithstanding any provision herein that may create greater rights, Employee acknowledges that the Company shall have the royalty-free right to use in its business, and to make, have made, use, sell, offer for sale or import products, processes and services derived from or related to any Intellectual Property or Work Product that are made or conceived by the Employee during his or her employment by the Company or with the use or assistance of the Company’s facilities or funded, at least in part, with Company funds.

3. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION: At no time, either during or after the termination of employment, shall Employee directly or indirectly obtain, disclose, reveal or use for Employee or any Person or Competing Organization, or aid others in obtaining, disclosing, revealing or using any Confidential Information of the Company, other than as may be required in the performance of duties for and as authorized by the Company. All Confidential Information is and shall remain the sole property of the Company.

4. NONDISCLOSURE OF OTHER INFORMATION: The Company and Employee acknowledge and agree that:

(a) Employee may be aware of certain other confidential information of one or more third parties (the “Third Party Confidential Information”).

(b) The Company and Employee further acknowledge and agree that the Company has not requested that Employee disclose to the Company any Third Party Confidential Information and, in fact, the Company requires that Employee refrain at all times during the period of the employment relationship between the Company and Employee from using, disclosing or revealing to the Company any Third Party Confidential Information.

(c) Employee agrees that at all times during the period of the employment relationship between Employee and the Company, Employee shall refrain from using, disclosing or revealing to the Company any Third Party Confidential Information.

5. NON-SOLICITATION COVENANT: During Employee’s employment and for the one (1) year period following the termination thereof, Employee will not:

(a) directly or indirectly, on behalf of Employee or for any other Person (other than the Company), hire, entice, induce, encourage or solicit, or attempt to hire, entice, induce, encourage or solicit any employee to leave the Company’s employ; or

(b) cause or attempt to cause any employee of the Company to become employed by any Person associated with a Competing Organization or engaged in the Business of the Company; or

(c) solicit or accept business, directly or indirectly, related to product or services competitive with those of the Company, from any of the Company’s customers with whom the Employee has contact within one (1) year prior to Employee’s termination.

6. NON-COMPETE COVENANT: Employee agrees that for a period of one (1) year after termination of employment, Employee will not compete, directly or indirectly, with the Company in the Field of Cartilage Regeneration and Repair. Competition includes, but is not limited to, the design, development, production, promotion, offering for sale or sale of product or services competitive with those of the Company in the Field of Cartilage Regeneration and Repair.

7. RETURN OF COMPANY PROPERTY AND CONFIDENTIAL INFORMATION: All records, files photo/videographic materials, customer lists, supplier lists, software, keys, equipment, credit cards or other tangible material, and all other documents, including but not limited to Confidential Information, relating to the Business of the Company (collectively “property”) that Employee receives, acquires, produces or has access to during employment, are the exclusive property of the Company. Upon termination of Employee’s employment, Employee shall return to the Company all property and all Confidential Information of the Company and all copies thereof in Employee’s possession or control regardless of how such property or Confidential Information is obtained or maintained.

8. REMEDIES FOR BREACH: Employee agrees that any breach of this Agreement by Employee will cause the Company to suffer immediate and irreparable injury, for which there is no adequate remedy at law. In the event of a breach or threatened breach of any of the terms of the Agreement, the Company shall be entitled to seek and obtain enforcement of this Agreement in a court of competent jurisdiction by means of a decree of specific performance, an injunction without posting a bond or the requirement of any other guarantee, and any other form of equitable relief. Employee consents to the entry of such an order. This provision is in addition to and does not replace any other remedies the Company may have at law or in equity, including the right to receive monetary damages. Employee shall reimburse the Company for all reasonable attorneys’ fees and costs incurred by the Company in enforcing this Agreement.

9. SURVIVAL; SEVERABILITY AND ENFORCEABILITY: This Agreement shall survive the termination of Employee’s employment with the Company. It is the intention of the parties that this Agreement shall be enforceable to the fullest extent allowed by law. This Agreement is devisable and separable so that if any provision shall be held to be invalid, unlawful or enforceable, such holding shall not impair the remaining provisions. If any provision is held to be too broad or unreasonable in duration, scope or character of restriction to be enforced, such provision shall be amended or modified (including “blue pencilled”) to the extent necessary to legally enforce such provision to the fullest extent permitted by law. This Agreement, including the rights and obligations hereunder including all rights of enforcement, may be transferred and/or assigned to the Company.

10. EMPLOYEE’S OPPORTUNITY OF INDEPENDENT REVIEW OF THIS AGREEMENT PRIOR TO EXECUTION: Employee acknowledges that he or she has been provided the opportunity by the Company to have this Agreement reviewed by an attorney or counsel of Employee’s own choosing prior to signing this Agreement.

11. APPLICABLE LAW: This Agreement shall be construed and governed for all purposes under the laws of the Commonwealth of Massachusetts without regard to conflict of law principles.

12. ENTIRE AGREEMENT: This Agreement constitutes the entire understanding between the parties and supersedes all prior understandings, oral or written discussions and representations ever made, and agreements executed by Employee relating to this subject matter. No amendment, waiver or revocation of this Agreement shall be effective unless set forth in writing expressly stating the amendment, waiver or revocation and signed by Employee and an authorized officer of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year noted above.

For:	For:	HISTOGENICS CORPORATION

By:

Date	Title